Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement on Forms S-8 (No. 333-123540) and (No. 333-160512) of our report dated June 27, 2008, relating to the financial statements and supplemental schedule of the Overstock.com 401(k) Plan as of December 31, 2007 and for the year ended December 31, 2007, included in this Form 11-k. It should be noted that we have not audited any financial statements of the Overstock.com 401(k) Plan subsequent to December 31, 2007, or performed any audit procedures subsequent to the date of our report.

/s/ MAYER HOFFMAN MCCANN P.C.
Salt Lake City, Utah
July 10, 2009